Exhibit 99.1

Contact:     Steven T. Sobieski
             Chief Financial Officer
             LifeCell Corporation
             908/947-1100


For Immediate Release


                      LIFECELL ANNOUNCES PRIVATE PLACEMENT

BRANCHBURG, NJ (June 29, 2001) - LifeCell Corporation (Nasdaq LIFC) announced today that it has entered into purchase agreements with selected accredited institutional investors for the private placement, at current market (based on a five day average) of $1.92 per share, or an aggregate purchase price of $6.0 million, of up to 3,125,000 shares of its common stock and warrants to purchase at current market up to 1,750,000 shares of its common stock. Net proceeds from the financing will be used to continue the Company's product development programs, to expand sales and marketing of its current products, for potential acquisitions of complementary technologies or products and for working capital and general corporate purposes. The financing is expected to close during the first week of July 2001 and is contingent upon certain closing conditions. The securities being sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without the effectiveness of a resale registration statement or an applicable exemption from the registration requirements.

LifeCell Corporation is a leader in the emerging field of regenerative medicine engaged in developing and marketing biologic solutions for the repair, replacement and preservation of human tissue. The Company's core technology removes all cells from the tissue and preserves the tissue without damaging the essential biochemical and structural components necessary for normal tissue regeneration. LifeCell currently markets three human tissue products based on its technology: AlloDerm for plastic reconstructive and burn procedures through LifeCell's direct sales force and for periodontal procedures through BioHorizons, Inc.; Cymetra, a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales force and a co-promotion agreement with Obagi Medical Products, Inc; and Repliform, a version of AlloDerm for urology and gynecology procedures, through a marketing and distribution agreement with Boston Scientific Corporation. The Company's development programs include the application of its core technology to process small diameter blood vessel grafts as an alternative to blood vessel grafts taken from the patient, investigation of potential orthopedic applications of its technology, investigation of human tissues as carriers for therapeutics, Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion.

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management's judgement regarding future events including the closing of the private financing. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. These factors include the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other reports filed with the Securities and Exchange Commission.